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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
       Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              TCC INDUSTRIES, INC.
                (Name of Registrant as Specified in its Charter)

                              TCC INDUSTRIES, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:
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                          [TCC INDUSTRIES, INC. LOGO]

Dear Fellow Shareholders:

     You may have recently received material from two men calling themselves the TCC Industries Shareholders Committee. The two members of this self-appointed committee, Robert Thomajan and Walter DeRoeck, have nominated themselves to run for election as directors of your Company.

                            WHO IS ROBERT THOMAJAN?
     According to the October 18, 1993 issue of Forbes, Mr. Thomajan moved to Switzerland in 1991 to become one of the top partners of a man named Marc Rich. In the "committee's" PRELIMINARY proxy statement mailed to you initially, there was no mention of Marc Rich. In their DEFINITIVE proxy statement recently mailed to you, they reveal that Marc Rich was a substantial shareholder of Richco Holdings, Ltd. Mr. Thomajan was Executive Director of Richco Holdings from 1990 to 1993. WHO IS MARC RICH? Mr. Rich, who Forbes described as "America's most wanted white-collar fugitive," fled the U.S. to avoid prosecution for racketeering, fraud, tax evasion and trading with the Iranian enemy. When Mr. Thomajan came back to Texas in October 1993 after working for Richco Holdings, Ltd. in Switzerland, he was asked by a reporter if he still worked for Mr. Rich and responded "I'm not giving any information at all."(1) He is currently the principal investment advisor to an offshore investment fund for non-U.S. investors. Mr. Thomajan did not own any shares of TCC Industries prior to October 1996 -- just six months ago.

(1) Austin American Statesman, October 17, 1993

                             WHO IS WALTER DEROECK?
     A large portion of Mr. DeRoeck's business experience is comprised of his tenure at Union Bank and as a board member of NorAm Energy. Union Bank was controlled by his father-in-law, the same man who vacated the seat on NorAm's board that Mr. DeRoeck now occupies. As disclosed in the definitive proxy statement (but not in the preliminary material), he initiated the idea for his "social acquaintance" Mr. Thomajan to run as a director of TCC. Mr. DeRoeck started acquiring shares of the Company in August 1995. Even though we offered him a Board seat, which he declined, he insisted on pursuing this expensive proxy contest. His estimated expenses for this proxy contest will cost him over $0.80 for each of the shares he owns. The Board believes it is essential to respond to Mr. DeRoeck's attack, resulting in expenses which will significantly offset the expense reductions implemented at the corporate headquarters over the last year.

  WHY DID THESE TWO MEN NOT DISCLOSE THAT THEY INTEND TO SEEK CONTROL OF YOUR
                     COMPANY IF THEY DO NOT GET THEIR WAY?
     In the preliminary material that was mailed to you by this committee of two, they made no mention of any intent to seek control of TCC Industries. They only mentioned that they wanted two board seats at the 1997 Shareholders Meeting. The definitive material, which you will soon be receiving from this "committee," clearly states their plan to seek control of the Board of Directors of your Company at the 1998 meeting if they are elected and are unable to "reorient the DIRECTORS of the Company." (In their preliminary material, they only said they sought to "reorient the DIRECTION of the Company." (Emphasis added.))

PLEASE SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING THE WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. DO NOT RETURN THE GOLD CARD FROM THE DISSIDENTS EVEN TO VOTE AGAINST THEIR NOMINEES. HOWEVER IF YOU HAVE ALREADY DONE SO, YOU CAN STILL SUPPORT OUR NOMINEES BY SIGNING AND DATING THE WHITE PROXY CARD. ONLY YOUR LATEST DATED CARD COUNTS.

          If you have any questions, please call our proxy solicitor:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                          TOLL FREE AT (800) 242-4410
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                        TCC INDUSTRIES STOCK PRICE . . .

                             UP 160% IN 5 YEARS(2)

                                    [CHART]

                   UP 23% SINCE THE BEGINNING OF THE YEAR(3)

                                    [CHART]

               MAKE THE RIGHT CHOICE -- VOTE THE WHITE PROXY CARD

(2) Based on closing prices for five year period ended December 31, 1996
(3) Based on closing price April 15, 1997
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                        WHAT ELSE DID THEY NOT TELL YOU?

     The agenda that this self-appointed committee stated it may pursue in its preliminary proxy statement contained some of the strategic alternatives that your Board is already pursuing. HOWEVER, IN THEIR DEFINITIVE PROXY STATEMENT MR. DEROECK AND MR. THOMAJAN NOW STATE THAT THEY "HAVE NO DEFINITIVE PLANS TO IMPLEMENT ANY OF THOSE STRATEGIES, PLANS OR PROPOSALS. . ." THAT ARE OUTLINED IN THEIR MATERIAL.

     Apparently, the only definite objective they have is to propose that Lawrence W. Schumann be fired as Chairman and Chief Executive Officer, even though the Company is in the process of pursuing strategic alternatives, including a possible transaction. However, they have offered no replacement for Mr. Schumann. The Board (with Mr. Schumann not present) considered the "committee's" proposal in March 1997 and determined that it is not in the best interest of the Company.

     In their preliminary proxy statement, the "committee" included a chart incorrectly showing that the Company had net LOSSES of approximately $3 million for the period 1990-1996. In fact, during this period, the Company had net INCOME of approximately $3 million. They corrected this chart in their definitive proxy statement.

     In our April 4, 1997 letter to you, we stated our position that the preliminary proxy statement sent to you by Messrs. DeRoeck and Thomajan contained inaccurate and misleading information. We believe many of the changes made to their proxy statement support this position. Both sides in this election contest are responsible for the accuracy and completeness of their materials soliciting your vote. Nothing in our materials should be read to imply that review by the SEC constitutes a finding that the proxy materials are accurate or complete or that the lack of a review by the SEC means that such materials are inaccurate or incomplete.

                              WHAT ARE THE ISSUES?

     Mr. DeRoeck and Mr. Thomajan claim that we will not focus on the issues in this proxy contest. In speaking to many shareholders, we have found that the background and true intentions of the individual nominees are indeed major issues. The other major questions that we have found shareholders are focusing on are:

     WHAT IS THE FINANCIAL CONDITION OF TCC INDUSTRIES? Despite what the opposition wants you to believe, TCC is financially well positioned. WE HAVE A STRONG CASH POSITION, LITTLE DEBT AND A BOOK VALUE OF $4.17 PER SHARE AS OF DECEMBER 31, 1996. TCC is a lean company and is implementing strategies to increase revenues.

     WHAT IS THE BOARD DOING? While your management team believes that TCC is well positioned for the future, we do not expect you to continue to support the Company unless we are pursuing all reasonable means to enhance the value of your stock. This led us to hire an investment banking firm in June 1996 to evaluate various strategies for enhancing shareholder value. In February 1997, this firm was further authorized to assist management with additional strategic alternatives, including the possible sale of all or part of your Company. IF WE DO SELL THE ENTIRE COMPANY, THE BOARD IS COMMITTED TO DISTRIBUTE THE PROCEEDS TO YOU. Mr. DeRoeck and Mr. Thomajan have made no such commitment.

     WHAT IS THE EXPERIENCE OF THE CURRENT BOARD'S NOMINEES? THE COMPANY'S TWO NOMINEES, MR. CALLAHAN AND MR. WROE, HAVE MUCH MORE EXPERIENCE DIRECTING PUBLIC COMPANIES AND FINANCIAL INSTITUTIONS THAN THE DISSIDENTS. Mr. Callahan has held the position of Vice Chairman of International Harvester (currently known as Navistar), a multi-billion dollar international manufacturer of truck and farm equipment. He has served on the boards of several other New York Stock Exchange listed companies, including Sun Electric Corporation and Kysor Industrial Corporation. Mr. Wroe has spent 46 years in the financial industry, including 14 years as
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President and then Chairman of American National Bank, Austin, and has served on the boards of numerous financial institutions.

     When you look at the issues, THE CHOICE IS CLEAR. SUPPORT YOUR CURRENT BOARD by marking, signing and returning the WHITE PROXY CARD in the enclosed postage paid envelope. Time is running short. It is very important that you vote today, no matter how many or how few shares you own.

     Thank you for your continued support.
                                            On behalf of your Board of
                                            Directors,

                                            /s/ LARRY SCHUMANN
                                            Lawrence W. Schumann
                                            Chairman of the Board

                                   IMPORTANT

     Your vote is important. No matter how many or how few shares of TCC Industries you own, please vote FOR the Board's nominees by signing, dating and mailing the enclosed WHITE PROXY CARD.

     If you have already returned an opposition gold proxy card, you have every right to change your vote by signing and returning the enclosed WHITE PROXY CARD. Only your latest dated, properly executed card will count.

     If you own your shares in the name of a brokerage firm, your broker cannot vote such shares unless he receives your specific instructions. Please sign, date and return the enclosed WHITE PROXY CARD in the postage-paid envelope that has been provided.

     If you have any questions as to how to vote your shares, please call our proxy solicitor:

                    Corporate Investor Communications. Inc.
                               111 Commerce Road
                              Carlstadt, NJ 07072
                           Toll free: (800) 242-4410
                          Call collect: (201) 896-1900